Exhibit 99.1

Amicus Therapeutics Announces European Commission Approval of Galafold® (migalastat) for Adolescents with Fabry Disease

Galafold® is the First and Only Oral Therapy Approved in the EU for the Long-term Treatment of Adolescents with Fabry Disease Aged 12 years and older with an Amenable Mutation

PHILADELPHIA, PA, Aug. 2, 2021 – Amicus Therapeutics (Nasdaq: FOLD), a patient-dedicated global biotechnology company focused on discovering, developing and delivering novel medicines for rare diseases, today announced the European Commission has approved Galafold® (migalastat) for use in adolescents aged 12 to <16 years weighing ≥ 45 kg with a confirmed diagnosis of Fabry disease and who have an amenable mutation. Galafold is already approved in multiple geographies around the world, including the U.S., EU, and Japan, for adults who have an amenable variant, or mutation.

Bradley Campbell, President and Chief Operating Officer of Amicus Therapeutics, Inc., stated, “This approval of Galafold is a transformative moment for the Fabry community in the EU, as it gives those patients as young as 12 years of age with an amenable mutation a new treatment option for the first time in more than 15 years. We are grateful to this wonderful and passionate community, particularly the patients, physicians, and families who have made this research possible through their participation in the clinical trials, as well as to the regulators and our dedicated Amicus team. This achievement highlights our company’s mission, which is focused on transforming the lives of people living with rare diseases.”

“This expanded approval is a significant step forward for the Fabry community as we work to elevate awareness of this rare disease in adolescents and ensure patients, both paediatric and adult, have meaningful treatment options available. An oral disease modifying therapy will be an exciting option for young people with Fabry Disease,” said Uma Ramaswami, MD, Lysosomal Storage Disease Unit, Royal Free London NHS Foundation Trust. “Fabry disease can have significant impacts on families, and we are pleased there is now an approved oral medicine for the younger members of our community and the families who care for them in the EU.”

The extension of the indication was supported by 1-month interim safety and pharmacokinetics data from Study AT1001-020 which was a 2-stage, open-label, multicenter study to evaluate the safety, pharmacokinetics, pharmacodynamics, and efficacy of migalastat treatment in pediatric subjects aged 12 to <18 years and weighing ≥ 45 kg with Fabry disease and with amenable mutations to the gene encoding α-galactosidase A (GLA).

Amicus will work closely with all relevant government authorities to secure access for eligible patients as quickly as possible. Galafold is not approved for adolescents outside of Europe.

About Fabry Disease

Fabry disease is an inherited lysosomal disorder caused by deficiency of an enzyme called alpha-galactosidase A (alpha-Gal A), which is the result of mutations in the GLA gene. The primary biological function of alpha-Gal A is to degrade specific lipids in lysosomes, including globotriaosylceramide (referred to here as GL-3 and also known as Gb3). Lipids that can be degraded by the action of alpha-Gal A are called "substrates" of the enzyme. Reduced or absent levels of alpha-Gal A activity lead to the accumulation of GL-3 in the affected tissues, including the central nervous system, heart, kidneys, and skin. Progressive accumulation of GL-3 is believed to lead to the morbidity and mortality of Fabry disease, including pain, kidney failure, heart disease, and stroke. The symptoms can be severe, differ from patient to patient, and begin at an early age. All Fabry disease is progressive and may lead to irreversible organ damage regardless of the time of symptom onset.

About Galafold

Galafold® (migalastat) 123 mg capsules is an oral pharmacological chaperone of alpha-Galactosidase A (alpha-Gal A) for the treatment of Fabry disease in adults who have amenable galactosidase alpha gene (GLA) variants. In these patients, Galafold works by stabilizing the body’s own dysfunctional enzyme so that it can clear the accumulation of disease substrate. Globally, Amicus Therapeutics estimates that approximately 35 to 50 percent of Fabry patients may have amenable GLA variants, though amenability rates within this range vary by geography. Galafold is approved in over 40 countries around the world, including the U.S., EU, U.K., Japan and others.

U.S. INDICATIONS AND USAGE

Galafold is indicated for the treatment of adults with a confirmed diagnosis of Fabry disease and an amenable galactosidase alpha gene (GLA) variant based on in vitro assay data.

This indication is approved under accelerated approval based on reduction in kidney interstitial capillary cell globotriaosylceramide (KIC GL-3) substrate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

U.S. IMPORTANT SAFETY INFORMATION

ADVERSE REACTIONS

The most common adverse reactions reported with Galafold (≥10%) were headache, nasopharyngitis, urinary tract infection, nausea and pyrexia.

USE IN SPECIFIC POPULATIONS

There is insufficient clinical data on Galafold use in pregnant women to inform a drug-associated risk for major birth defects and miscarriage. Advise women of the potential risk to a fetus.

It is not known if Galafold is present in human milk. Therefore, the developmental and health benefits of breastfeeding should be considered along with the mother’s clinical need for Galafold and any potential adverse effects on the breastfed child from Galafold or from the underlying maternal condition.

Galafold is not recommended for use in patients with severe renal impairment or end-stage renal disease requiring dialysis.

The safety and effectiveness of Galafold have not been established in pediatric patients.

To report Suspected Adverse Reactions, contact Amicus Therapeutics at 1-877-4AMICUS or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

For additional information about Galafold, including the full U.S. Prescribing Information, please visit https://www.amicusrx.com/pi/Galafold.pdf.

EU Important Safety Information

Treatment with Galafold should be initiated and supervised by specialists experienced in the diagnosis and treatment of Fabry disease. Galafold is not recommended for use in patients with a nonamenable mutation.

•	Galafold is not intended for concomitant use with enzyme replacement therapy.
•	Galafold is not recommended for use in patients with Fabry disease who have severe renal impairment (<30 mL/min/1.73 m2). The safety and efficacy of Galafold in children less than 12 years of age have not yet been established. No data are available.
•	No dosage adjustments are required in patients with hepatic impairment or in the elderly population.
•	There is very limited experience with the use of this medicine in pregnant women. If you are pregnant, think you may be pregnant, or are planning to have a baby, do not take this medicine until you have checked with your doctor, pharmacist, or nurse.
•	While taking Galafold, effective birth control should be used. It is not known whether Galafold is excreted in human milk.
•	Contraindications to Galafold include hypersensitivity to the active substance or to any of the excipients listed in the PRESCRIBING INFORMATION.
•	Galafold 123 mg capsules are not for children (≥12 years) weighing less than 45 kg.
•	It is advised to periodically monitor renal function, echocardiographic parameters and biochemical markers (every 6 months) in patients initiated on Galafold or switched to Galafold.
•	OVERDOSE: General medical care is recommended in the case of Galafold overdose.
•	The most common adverse reaction reported was headache, which was experienced by approximately 10% of patients who received Galafold. For a complete list of adverse reactions, please review the SUMMARY OF PRODUCT CHARACTERISTICS.
•	Call your doctor for medical advice about side effects.

For further important safety information for Galafold, including posology and method of administration, special warnings, drug interactions and adverse drug reactions, please see the European SmPC for Galafold available from the EMA website at www.ema.europa.eu.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relating to approval and commercialization plans for Galafold. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: the potential that we may not be successful in commercializing Galafold in the United States, the potential that public and commercial payors will not reimburse Galafold, the potential that we may not be able to manufacture or supply sufficient commercial products; and the potential that we will need additional funding to complete all of our commercialization and manufacturing activities. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report 10-Q for the quarter ended March 31, 2021, You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors:

Andrew Faughnan

Executive Director, Investor Relations

afaughnan@amicusrx.com

(609) 662-3809

Media:

Diana Moore

Head of Global Corporate Communications

dmoore@amicusrx.com

(609) 662-5079

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